Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3 No. 333-00000) and related Prospectus of Tanzanian Royalty Exploration Corporation for the registration of up to 14,510,603 shares of its common stock and to the incorporation by reference therein of our report dated November 30, 2015, with respect to the consolidated financial statements and schedules of Tanzanian Royalty Exploration Corporation included in its Annual Report (Form 20-F) for the year ended August 31, 2015, filed with the Securities and Exchange Commission.

Vancouver, Canada	/s/ Ernst & Young LLP
September 12, 2016	Chartered Professional Accountants